UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2009

THESTREET.COM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2009, TheStreet.com, Inc. (the “Company”) appointed Richard Broitman as Chief Accounting Officer of the Company.   Mr. Broitman, who is 56, joined the Company as its Controller in July 2000, was appointed Vice President of Finance in October 2007 and was named Acting Chief Accounting Officer in May 2009.  Before joining the Company, Mr. Broitman was Controller of Individual Investor Group, an online and print media company, was Director of International Royalties for Bertelsmann Music Group and worked in an audit capacity for both Deloitte Touche Tohmatsu (formerly Touche Ross & Co.) and CBS Corporation.

For his service as the Company’s Chief Accounting Officer, Mr. Broitman will receive an annual base salary of $200,000 and will be eligible to receive a target annual bonus of 40% of his base salary, contingent upon achieving performance goals to be established by the Company’s Compensation Committee with input from Mr. Broitman.  In addition, Mr. Broitman will be granted, as of July 1, 2009, 47,778 restricted stock units (“RSUs”) payable in shares of the Company’s common stock under the Company’s 2007 Performance Incentive Plan, vesting in the amount of 4,778 shares on each of the first four anniversaries of the date of grant and the balance on the fifth anniversary of the date of grant.  Any unvested RSUs will become vested upon the occurrence of a change in control of the Company; a portion of any unvested RSUs will become vested upon Mr. Broitman’s death or disability; any unvested RSUs will be forfeited upon the occurrence of certain events, including the termination of Mr. Broitman’s employment other than as a result of his death or disability; and the RSUs will be subject to clawback by the Company in certain circumstances.

On June 17, 2009, David Morrow, Editor-in-Chief, announced that he would be resigning from the Company to become the first Donald W. Reynolds Endowed Chair in Business Journalism at the Reynolds School of Journalism of the University of Nevada, Reno.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

Date: June 19, 2009	By:	/s/ Gregory Barton
Gregory Barton
Executive Vice President, Business and Legal Affairs, General Counsel & Secretary